EXHIBIT 99.3


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Winnie Lerner/Jessica Liddell
The Abernathy MacGregor Group
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      Motient Corporation Files Lawsuits Against Director James D. Dondero

              Claims Director Involved in Stock Manipulation Scheme

October 20, 2005 - Lincolnshire, IL - Motient Corporation (MNCP) announced today that it has filed two lawsuits against James D. Dondero, one in the United States District Court for the Northern Division of Texas, and one in the District Court of Dallas County, Texas. The complaint filed in state court alleges that Mr. Dondero has seriously and repeatedly breached his fiduciary duties as a director of Motient in order to advance his own personal interests. The complaint filed in Federal court alleges the disclosure of false and misleading information, and selective disclosure of material inside information and other improper actions undertaken by Mr. Dondero, the net result of which have been to manipulate and depress the price of Motient's stock.

Motient alleges in its suits that, in an apparent scheme to gain control of the company, Mr. Dondero has manipulated Motient's stock price by leaking non-public information to Motient's shareholders regarding a transaction to consolidate the ownership of Mobile Satellite Ventures LP (MSV) and TerreStar Networks Inc. within Motient, prior to it being announced publicly. The complaints also allege that Mr. Dondero disclosed information which was incorrect, and that he selectively disclosed other information in order to deceive the marketplace. The federal complaint also asserts that Mr. Dondero has solicited, and is still soliciting, the replacement of Motient's current board and management, in an improper and disguised proxy solicitation which is in violation of federal law.

As noted in Motient's lawsuit filed in state court, and as further detailed in the Form 8-K that Motient filed on October 6th, 2005 (which lists over 50 lawsuits that Mr. Dondero has been involved in), `Dondero has a history of aggressive actions in connection with his investments... For Dondero, litigation is often an essential component of the investment strategy. In fact, on their website, Dondero's principal litigation counsel, the Lackey Hershman Law Firm in Dallas, proudly quote an adversary's description of them as "a plague of locusts" determined to "eat anything in their path until its gone."'

Motient elected to file these lawsuits following the completion of a comprehensive internal investigation by the Audit Committee of its Board of Directors with the assistance of independent special counsel, which determined



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that Mr. Dondero's previous public allegations regarding breaches of fiduciary duty by Motient's other directors and management were objectively refutable and without merit, and cleared all of the subjects of Mr. Dondero's allegations of any wrongdoing.

"As a director of Motient, Mr. Dondero has a duty to act in the best interests of all shareholders and his repeated attempts to undermine the credibility of his fellow directors and Motient's officers and advisors have only served to erode shareholder value. If he truly accepts his fiduciary duties as a Motient director, as he has claimed, he should act in good faith to promote the interests of all shareholders and not place his own interests or those of his affiliates ahead of his duties to the company," stated Robert Macklin, Motient's General Counsel.

About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. (MNCP). www.motient.com.



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